SUB-ITEM 77Q3



DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 10/31/2004
FILE NUMBER 811-08697
SERIES NO.: 2



74U.  1.  Number of shares outstanding
          Class A Shares         4,375
      2.  Number of shares outstanding of a second class of open-end company shares
          Class B Shares         3,393
          Class C Shares         1,140


74V.  1.  Net asset value per share (to nearest cent)
          Class A Shares        $18.21
      2. Net asset value per share of a second class of open-end company shares (to nearest cent)
          Class B Shares        $17.59
          Class C Shares        $17.60